Exhibit 10.29

License Agreement

This License Agreement (the “Agreement”) is entered on the 12 day of October 2006 (the “Effective Date”) by and between KK Athena Smartcard Solutions, a Japanese company with offices at 6F Marutaya Bldg., 6-9 Yokoyamacho, Hachioji, Tokyo, 192-0081 Japan (“Athena”), and Aladdin Knowledge Systems Ltd. an Israeli company with offices at 35 Efal St., Kiryat Arye, PO Box 3968 Petach Tikvah, 49511, Israel (“Aladdin”).

Whereas,	Java® and Java Card™ are trademarks of Sun Microsystems. Inc. (“Sun”), used in connection with a series of programming standards and related technologies offered by Sun; and,

Whereas,	Athena is the owner of certain Java Card compliant technologies and products, and is engaged in research, development, marketing, distribution sale and licensing of its proprietary Java Card compliant products, including the OS755 Java Card compliant smart card operating system as further defined in the Exhibit A (the “OS755”); and

Whereas,	Aladdin desires to have Athena port and adapt the OS755 for use with the AT90SC25672RCT-USB and the AT90SC25672RCT Atmel microcontrollers and AT90SC144144CT all in accordance with Section 2 hereunder and Exhibit B (the “Porting”); and

Whereas,	Subject to the terms and conditions of this Agreement, Aladdin and Athena (collectively, the “Parties”) desire to have Athena grant Aladdin with a world wide non revocable perpetual license to use market, distribute and sub-license the object form of the OS755 (the “Licensed OS755”), as ported and adapted for use with the Atmel AT90SC25672RCT-USB, AT90SC25672RCT and the AT90SC144144CT microcontrollers (collectively, the “Designated Chips”), and as further incorporated into Aladdin’s security products, in either case including one or more dedicated Aladdin applets (the “Aladdin Products”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained the Parties agree as follows:

1.	The Athena License

1.1	With effect as of the Effective Date and subject to payment of the License Fee (as hereinafter defined) Athena hereby grants Aladdin with the Athena License, which is a worldwide perpetual non revocable (subject to export control limitations), transferable, non-exclusive license to use any intellectual property rights, including without limitation patents, tradesecrets, trademarks and copyrights (collectively “IPR”) in the OS755 Licensed Software, solely to:

(a)	use, the OS755 Licensed Software and market, sublicense, distribute, and sell the OS755 Licensed Software, solely as embedded in or integrated with the Designated Chips, and incorporated into Aladdin Products; and

(b)	grant its subsidiaries, distributors or any other resellers and channels, with non-exclusive, sub-licenses solely to market and distribute to users of Aladdin Products (“Users”), the OS755 Licensed Software solely as embedded in or integrated with the Designated Chips, and incorporated into Aladdin Products, and

(c)	grant Users with end user licenses to use the OS755 Licensed Software, solely as embedded in or integrated with the Designated Chips, and incorporated into Aladdin Products.

For the Purpose of this Agreement “OS755 Licensed Software” shall include the Licensed OS755, all Athena Deliverables, all enhancements, modifications, updates, upgrades and maintenance corrections thereof, and all related documentation provided by Athena to Aladdin hereunder.

Athena shall ensure that if any license is required for any of Aladdin’s silicon providers/manufacturers in order to enable Aladdin to exploit its rights hereunder such license shall be granted with no delay by Athena to such providers free of any additional charge to Aladdin.

1.2	The Athena License is non-exclusive, other than that for a period commencing on the Effective Date and ending 24 months following the earlier of: “go to market” of the first Aladdin Product incorporating the Licensed OS755, or 90 days following Acceptance of the Licensed OS755 as received from Athena on an Atmel Designated Chip (“Exclusivity Period”). Such exclusivity prohibits Athena, directly or indirectly by Athena, during the Exclusivity Period from (i) licensing, selling or otherwise offering the OS755 (Java Card with built-in USB interface) or similar Java Card version of OS which can serve as a substitute thereof (for the purpose of enabling the Aladdin distributor/channel to integrate/OEM within other products), to any Aladdin distributor, where such products can be used by distributor to compete with the eToken USB token/card family of Aladdin Products; and/or (ii) sell, license, offer or otherwise transfer to RSA and/or Verisign, the OS755 or similar Java Card version of OS which can serve as a substitute thereof to be used in USB tokens and smart card in card form factor with a USB interface. Both parties acknowledge that the terms contained in this Section 1.2 are fair and reasonably required to protect each party’s interest under this Agreement, and that these restrictions will not deprive either of them of an unreasonable opportunity to produce a profit.

1.3	No license is granted hereunder to use any of the Java or Sun trademarks. Athena hereby represents that other than as set forth in Section 4.1 Aladdin shall not be required to receive a license from Sun in order to fully exploit its rights hereunder. In the event Aladdin shall be obliged to pay Sun any license fees for the use of the OS755 Athena shall fully indemnify Aladdin for all related fees costs and expenses paid to Sun.

1.4	Subject to Sun’s related intellectual property rights and subject to Aladdin’s rights in accordance with Section 6 below, Ownership of the OS755 Licensed Software and/or of the Athena Deliverables, and all intellectual property rights therein, shall remain and vest exclusively with Athena.

1.5	Subject to Aladdin’s rights in accordance with Section 6 below and without derogating from the generality of the above, except for the rights specifically granted to Aladdin pursuant to this Agreement, all rights in the OS755, the OS755 Licensed Software and/or the Athena Deliverables, including all IPR therein, are not transferred by this Agreement and shall remain and/or vest exclusively with Athena.

1.6	Aladdin may not (a) modify in any way the OS755, (all modifications requested or required by Aladdin must be made solely by Athena pursuant to separate agreement), other than in the event of release of the source code as set forth in Section [ ] hereunder; (b) reverse engineer, decompile, or disassemble the OS755 Licensed Software, or permit or engage third parties to do so (except and only to the limited extent that such activity is expressly permitted by an implementing regulation of the European Union Software Directive, or other applicable law, to achieve interoperability); or (d) embed, install or execute the OS755 Licensed Software on any machine or device other than an Designated Chip; or (e) use or resell any Designated Chip with the OS755 Licensed Software as a general purpose Java Card, or in wafer or smart card module form to third parties (other than for internal purposes).

1.7	Title to and ownership of all intellectual property rights related to, connected with and/or embodied in the Aladdin Products and documentation related thereto, exclusive of the Licensed OS755 are and shall remain the exclusive property of Aladdin.

2.	The Porting

2.1	Athena hereby undertakes to carry out the Porting and deliver to Aladdin the Deliverables, in accordance with the specifications, milestones, and timetable set forth in Exhibit B to this Agreement The Porting will include amongst others USB interface (CCID+eToken Pro, automatically selected), extended APDU support and single GPIO support.

2.2	In the course of the Porting, Aladdin shall carry out certain functions and obligations as set forth in Exhibit B (“Aladdin’s Functions”), and Athena shall deliver in accordance with the time table set forth in Exhibit B, to the Aladdin those deliverables set forth on Exhibit B (together with those deliverables of the OS755 delivered by Athena to Aladdin prior to the Effective Date, the “Athena Deliverables”).

2.3	Athena’s timely completion of the Porting depends on Aladdin’s timely completion of Aladdin’s Functions.

2.4	Aladdin shall examine and test the Athena Deliverables for any non-conformity to Exhibit A and B, within two months following delivery. If Aladdin rejects a Deliverable, Aladdin will submit to Athena an errors report. Athena shall correct such errors within ten (10) days from receiving the error report and shall resubmit Aladdin the corrected Athena Deliverable for retesting. This acceptance process will be repeated until Aladdin either accepts Athena Deliverable (“Acceptance”) or terminates this Agreement or the applicable order. Acceptance shall occur upon delivery by Aladdin of an Acceptance notice to Athena.

2.5	The Porting shall be performed by Athena at its own cost and expense, provided that Aladdin shall pay Athena US$40,000, as a non-refundable partial participation in the expenses incurred by Athena in the course of the Porting (the “NRE”). US$ 20,000 of the NRE shall be due and paid upon the Effective Date, and the balance when first production units of the Aladdin Products, incorporating Designated Chips running the OS755 Licensed Software, are delivered to Aladdin customers.

3.	TCK Compliance

3.1	Athena will conduct compatibility testing of the OS755 Licensed Software and Athena Deliverables, without additional charge to Aladdin, in accordance with the applicable Technology Compatibility Kit (“TCK”) published by Sun as of the Effective Date for use with the Java Technology. Such testing shall be completed in accordance with the milestones set forth in Exhibit B.

3.2	Athena will certify in writing for Aladdin that the OS755 Licensed Software and Athena Deliverables have passed the applicable TCK. Aladdin may not modify the OS755 Licensed Software so as to break Java compatibility of the OS755 Licensed Software.

4.	License Fee

4.1	In consideration for the rights granted herein Aladdin shall pay Athena a one-time license fee (the “License Fee”) in the amount agreed upon by the parties within sixty days as of the Effective Date. In consideration for the license required from Sun for exploiting the rights hereunder, Aladdin shall pay Athena license fees (per each sale of Aladdin Product incorporating the OS755 sold) as paid by a Athena to Sun as set forth in Exhibit D and in any event not more than 12.7 cents per copy of the OS755 (the “Sun License Fees”). In the event Aladdin enters into a license agreement directly with Sun, Aladdin shall not pay Athena the Sun License Fees. With respect to the Sun License Fees Aladdin shall provide Athena quarterly reports.

4.2	In the event that Acceptance has not occurred until six months as of the Effective Date or this Agreement is terminated for any reason prior to Acceptance, Athena shall return to Aladdin within thirty days all amounts paid to Athena under this Agreement.

4.3	In consideration for the Support Services to be provided for all Atmel platforms, as set forth in Section 8.1, Aladdin will pay Athena on annual basis forty thousand dollars (40,000USD), for Support Services for additional platforms (not Atmel) Aladdin shall pay Athena per each platform fifteen thousand dollars (15,000USD) (“Support Fees”). Notwithstanding the above, the initial 12 months as of the porting to each platform, the Support Services with respect to such platform shall be provided free of additional fees other than the agreed upon NRE. The Support Services for the initial 12 months of this Agreement shall be provided free of additional fee other than the fees set forth in Section 2.5 above. Support Fees shall be paid in quarterly installments.

5.	Payment Terms

5.1	All payments hereunder shall be made by wire transfer to Athena’s bank account, at such dates as set forth in this Agreement.

5.2	All payments hereunder shall be made without setoff, deduction or other withholding (including tax withholding, if applicable).

5.3	All payments shall be made plus VAT and are inclusive of all other taxes of any kind including but not limited to withholding taxes. Aladdin will be entitled to withhold any withholding taxes from payment due for Athena and to transfer the applicable taxing authorities such withholding taxes as required under the applicable law.

6.	Additional Porting

6.1	At any time during the term of this Agreement, Aladdin may require additional porting, enhancing or adapting of the OS755 to the family of Aladdin Products, Athena shall provide the first 2 engineer-weeks free of charge, and any additional work will be charged at 75% of Athena’s current rate of US$ 1,500 per man-day (i.e. US$1,125 per day). Athena shall not be entitled to use in any manner the developments developed by Athena specifically for Aladdin in connection with the Aladdin Products and for which Aladdin has paid Athena NRE.

6.2	Porting of the OS755 Licensed Software:

(i)	to any new microprocessor silicon family (of Atmel or of any other vendor), will be charged by Athena to Aladdin at US$ 50,000, of which US$ 25,000 will be due and paid up front and the balance upon completion and Acceptance of the applicable Athena Deliverables.

(ii)	to new microprocessor silicon, from same family, will be charged by Athena to Aladdin at US$ 10,000, all of which will be due and paid upfront.

The above payments are for Athena’s labor expenses and Sun’s licenses for Java for the purpose of Porting and adaptations development If any other hardware and software development tools shall be required for the porting, the parties will agree on allocation of such costs.

6.3	Any new microprocessor silicon, to which the OS755 Licensed Software is ported by Athena pursuant to this Agreement shall be deemed, for the purpose of this Agreement as a Designated Chip, and the Athena License shall be expanded to include such new Designated Chip and the porting and adaptations thereto shall be included in the Athena Deliverables and Porting.

6.4	The masking costs for each new microprocessor silicon will be borne and paid by Aladdin. The masking cost shall be the actual cost to the silicone vendor.

7.	Security Certification

7.1	As of the earlier of Acceptance or initiation of the FIPS process (Federal Information Processing Standards) and “Common Criteria” certification of the Aladdin Products incorporating the OS755 Licensed Software, and until completion of such process Athena will provide Aladdin with compliance consulting services, and in consideration for such services Aladdin shall pay Athena a monthly consulting fee of US$ 5,000. Aladdin at its discretion may terminate such services upon a ten day prior written notice.

7.2	Cost of laboratory of the FIPS certification of the first Aladdin Product (including the Aladdin device, microprocessor, OS and applet) incorporating the AT90SC25672RCT-USB Designated Chip with the OS755 Licensed Software shall be borne by Athena. All other future FIPS and/or “common criteria” laboratory costs shall be borne by Aladdin.

8.	Maintenance and Support Services

8.1	If required by Aladdin, Athena will provide Aladdin with maintenance and support as detailed in Exhibit C for the OS755 Licensed Software (“Support Services”).

8.2	During the initial 12 months following completion of the porting for each platform and thereafter if Support Services are purchased by Aladdin from Athena, Athena shall provide Aladdin, free of charge, with all updates, upgrades and new releases to the OS755 Licensed Software as they become available from Athena.

8.3	As long as Support Services are provided, Athena shall provide Aladdin, free of charge, technical assistance via the phone in any matter with respect to the OS755 Licensed Software during Aladdin’s business hours.

8.4	To enable Aladdin to utilize and benefit from its rights under this Agreement, Athena will provide training to Aladdin. Such training shall take place at dates, times and locations, to be agreed upon by the parties.

8.5	For as long as Athena is required to provide Support Services to Aladdin (provided that such Support Services are ordered by Aladdin on a continues basis), Athena will retain at a minimum two (2) Java Card engineers and one (1) technical support engineer, who will be assigned by Athena for the provision of all the services as set froth in this Section 8.

8.6	Upon Aladdin’s request and in accordance therewith, Athena will provide Aladdin, at Athena’s expense, with documentation related to the OS755 Licensed Software.

9.	Confidentiality.

9.1	Each Party (the “Disclosing Party”) may from time to time during the term of this Agreement disclose to the other Party (“Receiving Party”) certain information regarding the Disclosing Party’s business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information in tangible form and marked as ‘confidential’ or ‘proprietary’ (“Confidential Information”). In the event such disclosure is initially oral or visual and not reduced to writing, it shall be confirmed in a written document, with the appropriate legend such as “Confidential”, within thirty (30) days following such disclosure. Aladdin acknowledges that the OS755 Licensed Software, its technical documentation is Confidential Information of Athena and its licensors and will be subject to the protection of this Section 9.

9.2	The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. Notwithstanding the foregoing, if Aladdin is the Receiving Party, Aladdin may disclose Confidential Information on a need-to-know basis to employees and contractors of Aladdin and companies directly or indirectly owned or controlled by Aladdin, and such employees and contractors may disclose Confidential Information to Athena; provided that all such disclosures shall be subject to the terms and conditions of this Agreement. The Receiving Party will protect the other party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. For clarification purposes, it is hereby clarified that this Section 9 shall not be construed as limiting Aladdin and any of its channels in any manner from exploiting the licenses and rights granted to them under this Agreement, its integration within Aladdin Products and marketing, sales and support of Aladdin Products in which the OS755 Licensed Software is embedded.

9.3	Confidential Information does not include information that: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement: or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s request and expense, in any lawful action to contest or limit the scope of such required disclosure.

10.	Warranty and Liability

10.1	Athena warrants that the OS755 Licensed Software as embedded within any Designated Chips, will conform to Exhibit A and B, and the applicable requirements of Aladdin referring to the applicable microcontrollers (with respect to the Designated Chips Aladdin requirements are set forth in Exhibit B). In the event that an error is discovered in the respective OS755 Licensed Software or OS755 Licensed Software will not conform to Exhibit A and/or the applicable Aladdin’s requirements as set froth herein (“Error”), Aladdin’s remedy shall be for Athena to attempt, through reasonable efforts, to provide a free of charge correction for such Error, pursuant to an agreed work plan, which will include a description the scope of the necessary work. Athena’s costs in providing such shall be borne by Athena.

10.2	Athena warrants that use, marketing, distribution and license of the OS755 Licensed Software in accordance with this Agreement will not violate or infringe the IPR of any third party (including but not limited to Sun and that the OS755 Licensed Software is fully owned by Athena). For clarification purposes Athena does not warrant that the combination of the OS755 with any other Aladdin product shall not infringe upon any third party IPR.

10.3	The warranties set forth in this Agreement are the sole and exclusive warranties of any kind, express or implied, that are made by Athena in connection with the OS755 Licensed Software or otherwise under this Agreement, and Athena specifically disclaims all statutory or other warranties, including (but not limited to) implied warranties of merchantability or fitness for a particular purpose or any implied warranties arising from usage of trade, course of dealing or course of performance. Without limiting the generality of the foregoing, Athena specifically does not warrant that the OS755 Licensed Software will meet the requirements of Aladdin or its customers other than as set forth in Exhibit A, Exhibit B and the applicable future porting specifications. Without limiting the generality of the foregoing, to the extent that Athena may not disclaim any warranty as a matter of applicable law, the scope and duration of such warranty will be the minimum permitted under such law.

10.4	Except with respect to damages arising out of breach of Section 10, any infringement by either party of the other Party’s IPR, or any breach of section 9, 1.2, or obligation arising out of Section 11, in no event will either Party be liable for any consequential, indirect, exemplary, punitive or incidental damages, including damages for lost profits, arising from or relating to this Agreement, whether in contract, in tort (including negligence) or otherwise. Except with respect to damages arising out of breach of section 10, any infringement by either Party of the other Party’s IPR, or any breach of section 9, 1.2 or obligation arising out of Section 11, each Party’s total cumulative liability in connection with this Agreement and the OS755 Licensed Software, whether in contract, in tort (including negligence) or otherwise, will not exceed the amount of payments paid by Aladdin to Athena. Except for Athena’s warranties set forth in this Agreement, Aladdin assumes the entire risk as to the performance and use of the OS755 Licensed Software or the results obtained therefrom. To the maximum extent permitted by applicable law, no supplier of Athena will have any liability to Aladdin for any damages whatsoever. Notwithstanding the foregoing, nothing in this Agreement will be deemed to limit Athena’s liability for personal injury, death or property damage, which notwithstanding this section 10.4 are mandatory and made applicable to aspects by the laws of the territory.

10.5	In addition and without derogating from the generality of the foregoing, the OS755 Licensed Software is not designed or intended for use in (a) online control of aircraft, air traffic, aircraft navigation or aircraft communications; (b) the design, construction, operation or maintenance of any nuclear facilities; (c) nuclear, missile, chemical or biological weaponry or other weapons of mass destruction; or (d) in other applications where failure of the OS755 Licensed Software could result in loss of human life (“Hazardous Activities”). Aladdin has no license rights hereunder to distribute OS755 Licensed Software in Aladdin Products intended for use in Hazardous Activities.

11.	Indemnification

11.1	Subject to Aladdin’s compliance with Section 11.3, Athena will defend, indemnify and hold harmless Aladdin from and against any suit or other claim, other than an Excluded Claim (as defined below), asserted against Aladdin and its subsidiaries by a third party (not an affiliate of Aladdin) based on or alleging: (a) infringement by OS755 Licensed Software of an IPR, other than an Excluded Claim (as defined below); (b) breach by Athena of its representations or warranties under this Agreement; and/or (c) injury to persons or property caused by Athena, its employees or contractors; and in each case, Athena will pay those costs and damages finally awarded against Aladdin and its subsidiaries in such suit that are specifically attributable to such claims or those amounts payable by Aladdin and its subsidiaries under a settlement of such third-party suit.

11.2

Subject to Athena’s compliance with Section 11.3, Aladdin will defend, indemnify and hold harmless Athena from and against any suit or other claim asserted against it or them by a third party (not an affiliate of Athena) that is: (a) based on or alleging injury to persons or property caused by Aladdin or its employees or contractors or any error, malfunction or defect in an Aladdin Product;

and (b) a claim by a sub-distributor or end user of an Aladdin Product that is related to actions by Aladdin or unauthorized use, reproduction, or distribution of the OS755 Licensed Software by Aladdin: and in each case, Aladdin will pay those costs and damages finally awarded against Athena and its subsidiaries in such suit that are specifically attributable to such claims or those amounts payable by Athena and its subsidiaries under a settlement of such third-party suit.

11.3	Each Party’s indemnification obligations under this Section 11 are conditioned on the other Party notifying the indemnifying Party’ promptly in writing of a claim for which the indemnified Party seeks indemnification, giving the indemnifying Party sole control of the defense thereof and any related settlement negotiations, and cooperating and, at the indemnifying Party’s request and expense, assisting in such defense.

11.4	If the OS755 Licensed Software becomes, or in Athena’s opinion is likely to become, the subject of an infringement claim, Athena may, at its option and expense, either (a) procure for Aladdin the right to continue exercising the rights licensed to Aladdin in this Agreement (provided any additional costs shall be borne by Athena), or (b) replace or modify the OS755 Licensed Software so that it becomes non-infringing.

11.5	Notwithstanding the foregoing. Athena will have no obligation under this Section 11 or otherwise with respect to any infringement or other claim based upon: (a) unauthorized use, reproduction, or distribution of the OS755 Licensed Software by Aladdin; (b) modification of the OS755 Licensed Software by or for Aladdin, which were not performed by Athena; or (c) use of the OS755 Licensed Software by Aladdin in a Hazardous Activity (each, an “Excluded Claim”).

12.	Termination

12.1	This Agreement shall come into effect as of the execution thereof by both Parties and may be terminated by either Party:

(i)	Aladdin shall have the right to terminate this Agreement or any part thereof upon thirty (30) days notice to Athena, if: (a) Athena fails to complete the Athena Deliverables in a timely manner as set forth in Exhibit B or any other applicable exhibit to this Agreement, or (b) Athena Deliverables fail the Acceptance tests as set forth in Section 2.4 above; and provided that Athena has not rectified the applicable failure above before the end the thirty (30) day notice period.

(ii)	By Aladdin, in the event of a breach of any obligation under this Agreement by Athena which is not included in sub-section (i) above – if such breach is not cured within thirty (30) days of receiving notice demanding that such breach be cured;

(iii)	By Athena, in the event that Aladdin delays in payment for Athena in accordance with this Agreement as of the due date of such payment and if such breach is not cured within thirty (30) days of receiving notice demanding that such delay in payment be cured or

(iv)	Should the other Party effective immediately and without any requirement of notice,: (a) file or have filed against it a petition in bankruptcy or seeking re-organization and such filing shall not be removed within forty-five (45) days; or (b) have a receiver appointed and such appointment is not revoked within forty-five (45) days; or (c) institute any proceedings for liquidation or winding up; or (d) adopts a resolution for discontinuance of its business or for dissolution.

12.2	In the event that Aladdin elects to terminate the license for the OS755 Licensed Software pursuant to sub-section 12.1 (i) the license granted hereunder shall terminate and Aladdin will be entitled to a refund for all payments made by Aladdin under this Agreement. Upon termination of this Agreement by Aladdin in accordance with sub-section 12.1 (ii) or sub-section 12.1 (iv), Aladdin, at its option, may continue to exploit its rights under the license to the OS755 licensed Software granted to Aladdin under this Agreement.

12.3

Upon termination of this Agreement by Athena in accordance with sub-sections (iii) or (iv), Aladdin shall discontinue the use of the OS755 Licensed Software, and the Athena License granted to Aladdin shall forthwith terminate, provided that such termination shall not affect the right of continued use of the OS755 Licensed Software on the part of end Users, who have ordered, rightfully purchased or received OS755 Licensed Software prior to such termination and the license granted to Aladdin for the purpose of providing support with respect to the OS755 Licensed Software.

12.4	Subject to the specific provisions set forth above in Sections 12.2 and 12.3 and without derogating from the above rights granted to Aladdin with respect to the OS755 Licensed Software, upon termination of this Agreement each party shall promptly return to the other party all plans, drawings and other tangible property representing disclosed Confidential Information and/or IPR and/or any such tangible property representing the disclosed Confidential Information divulged by one party to the other pursuant to this Agreement and all copies thereof and/or shall erase/delete any such Confidential Information held by it in electronic form and immediately thereafter each party shall submit to the other party a written report, certified by an authorized officer of the party certifying the completion of all the above mentioned actions.

12.5	The provisions of Sections 1.1 (if not terminated due to Aladdin’s failure to pay), 1.2-1.7, 3.2 , 4.1-4.3, 5.3, 8.1-8.3, 8.5,9-11, 12.2-12.5, 15 and 17 to this Agreement shall survive its termination.

13.	Purchase of Designated Chips

13.1	Expect as set forth hereunder in Section 13.2, Aladdin shall purchase the Designated Chips directly from their respective manufacturers.

13.2	Upon Aladdin request, Athena shall purchase from Atmel, and supply to Aladdin, the Atmel Designated Chips, provided that such purchase and supply shall be done on back-to-back basis, without any additional exposure or liability to Athena, and at a price equal to Athena’s cost.

13.3	In the event the prices for Aladdin of Atmel each Atmel Designated Chips are higher than the prices set forth in Exhibit Q to this Agreement, Athena will be responsible to port its OS755 to a comparable chip, agreeable to Aladdin. In case of ST22T064-B, Athena will charge Aladdin only for the cost of Emulators/IDE, if any. In case of any other USB chip, Aladdin will pay Athena the agreed porting cost-set forth in Section 6 [TBD] (i.e. S3CC9UB), within an agreeable timeline.

14.	Export Control

14.1	Regardless of any disclosure made to Athena of an ultimate destination of the OS755 and/or the OS755 Java Cards, and accompanying technical documentation, Aladdin acknowledges that all such materials may be subject to the export control laws and regulations of the United States of America, United Kingdom and/or of other jurisdictions.

14.2	Neither party shall commit any act or request the other party to commit any act which would violate either the letter or spirit of the applicable export control laws, rules or regulations of any country having jurisdiction over the parties or the transaction(s) contemplated herein, and neither party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

14.3	Aladdin agrees that it shall not, directly or indirectly, export, re-export or transship goods, technology or software provided under this Agreement in violation of any applicable export control laws, rules or regulations promulgated and administered by the United States of America, United Kingdom, or any other country having jurisdiction over the parties of the transaction(s) contemplated herein.

15.	Escrow

15.1	Upon execution of this Agreement, Athena shall, at Aladdin’s expense, deposit with an escrow agent approved by Aladdin, copies of the current versions of all Escrow Material. Company shall update such Escrow Materials and shall lodge all updates and upgrades with the escrow agent promptly and on a monthly basis. “Escrow Material” shall mean source code of the OS755 Licensed Software, macros, specialized routines, procedures and documentation, any improvements to such items, as well as any revisions, programmers’ notes, upgrades, enhancements, and updates thereto, that are sufficient or necessary to allow for complete restoration, utilization, maintenance and porting of the OS755 Licensed Software by Aladdin.

15.2	The following shall be deemed as triggering events pursuant to which the Escrow Materials shall be delivered and released to Aladdin for use in order to exercise its rights under this Agreement: (i) Athena ceases doing business or Athena commits any act of bankruptcy within the meaning of the bankruptcy laws of any jurisdiction or if bankruptcy, receivership, insolvency, dissolution, liquidation or similar proceedings are instituted by or against Company on all or any substantial part of its property under any law and such proceeding shall not be dismissed within sixty (60) days; (ii) Athena ceases, for any reason, to fulfill its support obligations set forth herein (including without limitation breach of Section 8.5 above) for a period exceeding thirty days; or (iii) Athena fails for any reason, for a period exceeding forty five (45) days to deliver any Athena Deliverable under this Agreement;.

15.3	In the event of Aladdin accessing the Escrow Material pursuant to the terms of the escrow agreement, and without derogating the licenses granted to Aladdin under this Agreement, Athena will be deemed to have granted to Aladdin a transferable, nonexclusive, right and license to use the Escrow Material for the purposes of (i) completing the development activities ordered by Aladdin in accordance with this Agreement; (ii) incorporation of OS755 Licensed Software on Aladdin Products; and (iii) maintaining porting and enhancing the OS755 Licensed Software.

16.	Right of First Refusal. Aladdin shall have the right of first refusal as set forth in Exhibit E.

17.	Miscellaneous

17.1	This Agreement shall be construed in accordance with the laws of the Israel, without reference to its conflict of laws provisions, and any legal action, suit or proceeding arising out of or relating to this Agreement must be instituted exclusively in a court of competent jurisdiction, located in Tel Aviv, Israel and in no other jurisdictions or venue. Each Party further irrevocably consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, any such courts.

17.2	This Agreement may not be assigned by either Party without the express written consent of the other Party, provided that either Party may assign or transfer this Agreement, in whole or in part, to any of its affiliates or to any successors of substantially that part of its business to which this Agreement relates.

17.3	This Agreement is a legal and binding agreement, and if any term or provision thereof shall be found to be illegal or unenforceable, this Agreement shall remain in full force and effect and such term or provision shall be deemed reformed only to the extent necessary to make it enforceable, or if not possible, stricken.

17.4	Neither Party shall be responsible for delays or failures in performance resulting from acts beyond the control of such Party, including natural disasters, labor conflicts, acts of war or civil disruption, or governmental regulations imposed after the fact.

17.5	In performing their respective obligations hereunder, the Parties shall operate as and have the status of independent contractors and shall not act as or be an agent or employee of the other. Neither party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party whether express, implied, by appearance or otherwise to bind the other party in any respect whatsoever.

17.6	This Agreement may only be amended by an instrument in writing signed by each of the Parties hereto.

17.7	Neither party’s failure to exercise any of its rights hereunder shall constitute or be deemed a waiver or forfeiture of any such rights.

17.8	This Agreement and its Schedules represents the entire agreement between the Parties as to the matters set forth herein and supersedes all prior discussions, representations, understandings or agreements between them.

In witness whereof, the Parties hereto have executed this Agreement:

/s/ Eran Navoth
KK Athena SmartCard Solutions		Aladdin Knowledge Systems Ltd
Name:	Eran Navoth	Name:
Director
Date:	12/10/06	Date:

Exhibit E

Right of First Refusal

1.	Subject to and in accordance with the terms set forth hereunder in this Exhibit, and within twenty-four (24) months as of the Effective Date, Aladdin shall have a right of first refusal to acquire all of Athena’s Java Card business assets, including without limitation all intellectual property rights embodied and/or related to the OS755 and the rights included within the related license agreement with Sun (“Assets”) which shall be assigned to Aladdin, in the following event (“Triggering Offer”):

Athena receives a bona fide offer from a third party to acquire all or part of the Assets.

2.	Upon the above Triggering Offer, Athena shall notify Aladdin in writing of the assets offered for sale and the proposed price and the terms of sale proposed in good faith by the third party.

3.	Upon the Triggering Offer, Aladdin shall be entitled to accept such an offer upon giving written notice to Athena within twenty (20) days thereafter, in which case Aladdin shall acquire all of the Assets on sale, at the price and upon the terms proposed, at a closing which shall take place within sixty business days thereafter.

4.	Where Aladdin fails to notify its consent to acquire the Assets as stated above, Athena shall be entitled to carry out the transactions as offered above exclusively with the third party at the price and terms no more favorable to such third party than the terms, stated in the notice to Aladdin.

5.	Athena shall ensure that the provisions under this Exhibit E shall be binding upon all of its current and future shareholders and that the rights granted to Aladdin under this Exhibit E shall be free from any other rights granted to any of the Company’s shareholders or any other party.

Exhibit B – Delivery Plan

DELIVERY	TIMELINE	OWNER	ACCEPTANCE CRITERIA	NOTES

Sign off Requirements Book	8-Sep-06	Aladdin	Approved by Aladdin	Athena shall produce Requirements Book. Deliver by 5-Sep-06.

Enable extended APDU’s to support 2048 keys	15-Oct-06	Athena	Approved by Aladdin HW team

Enable OS with USB PRO driver support and CCID	30-Oct-06	Athena	Approved by Aladdin HW team	Subject to possible delay due to eToken protocol and not CCID

OS ready for masking after testing	17-Nov06	Athena

Applets ready for release	15-Dec-06	Aladdin

AT90SC25672RCT-USB Samples available	Q1 2007	Athena	Approved by Aladdin HW team	Exact date TBD with Atmel - Athena Task

Second Chip AT90SC25672RCT available after mask changes	Q2 - If required	Athena	Approved by Aladdin HW team	Exact date TBD with Atmel - Athena Task

Review system for FIPS compliance and prepare mask	3 months from commercialization	Athena		TBD

FIPS 104-2 Level 3 certification	6 months from commercialization	Athena		TBD

Review system for CC compliance and prepare mask	6 months from commercialization	Athena		TBD

CC EAL 4+ evaluation certification (USB)	12-16 months from commercialization	Athena		Estimate. Need to define protection profile. Is the Aladdin applet, SSCD Type 3 compatible